Exhibit 1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (DIRECTLY OR INDIRECTLY) IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THE NEW GREENCORE SHARES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED,  NOR UNDER ANY OF THE RELEVANT SECURITIES LAWS OF CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA.  ACCORDINGLY, THE NEW GREENCORE SHARES MAY NOT BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA, EXCEPT PURSUANT TO EXEMPTIONS FROM APPLICABLE REQUIREMENTS OF ANY SUCH JURISDICTION.

 17 November 2010

For immediate release

PROPOSED MERGER BETWEEN
GREENCORE AND NORTHERN FOODS TO CREATE ESSENTA FOODS

Highlights

•	Recommended merger between Greencore and Northern Foods. Combined Group to be called Essenta Foods

•	Greencore and Northern Foods shareholders will, on a fully diluted basis, each hold approximately 50% of the enlarged share capital

•	The Merger offers substantial benefits for shareholders, customers and employees:

o
combines two highly complementary businesses to create an operator with an enhanced presence in the attractive private label convenience foods category with significant branded positions in Biscuits (Fox's) and Frozen Pizzas (Goodfella's)

o	provides the ability to drive cost efficiencies and combine complementary customer bases and provides opportunities to deepen relationships with key customers

o	cost synergies of approximately £40 million per annum are expected to be realised within three years

o	provides a stronger credit profile which will help ensure greater financial and strategic flexibility in future

•	Patrick Coveney will be the Chief Executive Officer and Simon Herrick will be the Chief Financial Officer

•
Essenta Foods will have a premium listing and be traded on the main market of the London Stock Exchange.  It is anticipated that Essenta Foods will be included in the FTSE UK Index Series on completion of the Merger

•	Letters of intent in support of the Merger have been received from shareholders currently holding 30.29% of Greencore’s and 11.81% of Northern Foods’ existing issued share capital

•	The Merger is expected to complete during the second quarter of 2011

Commenting on the Merger, Anthony Hobson, Chairman of Northern Foods, said:

“The proposed merger is a great opportunity to develop fully the potential of both companies.  It will create a sustainable, top tier organisation which will be capable of delivering best in class food products and innovative solutions to its customers.  We have a great executive leadership team whose priority is to ensure that we work closely with our employees, our customers and our shareholders to integrate effectively and capture the huge opportunities available.”

Commenting on the Merger, Patrick Coveney, CEO of Greencore, said:

“Essenta Foods presents a compelling opportunity for all stakeholders.  It creates a substantial chilled prepared food company in fast growing categories in the UK which is enhanced by strong branded positions in biscuits and frozen food.  The investment case is underpinned by tangible cost synergies and the platform for further growth in the UK, Ireland and the US.  The time is right for both companies to build a real ‘better than both’ business and I look forward to bringing together the teams from Greencore and Northern Foods to deliver on this opportunity.”

Summary

The Boards of Greencore and Northern Foods, two of the leading food manufacturers in the UK and Ireland, are pleased to announce that they have reached agreement on the terms of a recommended merger of equals to create Essenta Foods.

If the Merger becomes effective, Northern Foods Shareholders will receive 0.4479 of a New Greencore Share for every Northern Foods Share held by them.  On this basis, Greencore Shareholders and Northern Foods Shareholders will each hold approximately 50% of the enlarged, fully diluted, share capital of the Combined Group.  Greencore will be renamed Essenta Foods upon the Merger completing.

The Boards of Greencore and Northern Foods believe that the Merger is a compelling prospect for both companies, creating a business which offers substantial benefits for shareholders, customers and employees. The Boards of Greencore and Northern Foods believe that the Merger will:

•
combine two highly complementary businesses to create an operator with an enhanced presence in the attractive private label convenience foods category with significant branded positions in Biscuits (Fox's) and Frozen Pizzas (Goodfella's);

•	provide the ability to drive cost efficiencies and combine complementary customer bases and provide opportunities to deepen relationships with key customers; and

•	provide a stronger credit profile, which will help to ensure greater financial and strategic flexibility in future.

Synergies

The Boards of Greencore and Northern Foods believe that the Combined Group will be able to achieve annual cost synergies of approximately £40 million.1 These synergies are expected to comprise approximately £15 million from overhead cost savings, approximately £20 million from purchasing and supply chain improvements and approximately £5 million from financing and tax efficiencies.

The Boards of Greencore and Northern Foods believe that at least half of these synergies will be realised in the first 12 months after completion of the Merger, rising to approximately 90% in the second year after completion of the Merger, with the full amount of synergies being realised in the third year after completion of the Merger.  It is expected that realisation of these synergies will incur one-off cash costs of approximately £45 million, of which approximately two-thirds would be incurred in the first 12 months after completion of the Merger, with the remainder being incurred in the following year.  Further details of the bases of calculation of these expected synergies are set out in Appendix II of this announcement.

In addition to these cost synergies, the Boards of Greencore and Northern Foods believe that the Merger will provide an opportunity to achieve certain revenue synergies through leveraging distribution channels, brands, product portfolios and research and development capability across the Combined Group.

Structure and expected timing of the Merger

The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a "merger by absorption" for the purposes of the relevant UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the relevant Irish Cross-Border Mergers Regulations.  It will result in Northern Foods’ assets and liabilities being transferred to Greencore by order of the Irish High Court and Northern Foods Shareholders receiving New Greencore Shares in consideration for this transfer.  The Boards of Greencore and Northern Foods reserve the right (with the consent of the UK Panel and/or the Irish Panel, as the case may be) to implement the Merger by means of an alternate transaction structure if considered necessary or desirable.

Subject to receipt of all applicable regulatory clearances and the satisfaction or waiver of all other Conditions to the Merger, it is expected that the Merger will be completed during the second quarter of 2011.

1These statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or those achieved could be materially different from those estimated.  Neither this statement nor any other statement in this document should be construed as a profit forecast or interpreted to mean that Essenta Foods’ earnings in the first full year following the Merger, or in any subsequent period, would necessarily match or be greater than or be less than those of Greencore and/or Northern Foods for the relevant preceding financial period or any other period.

Creation of Essenta Foods

Following completion of the Merger, Greencore will be renamed Essenta Foods and will remain domiciled and tax resident in Ireland, with its registered and corporate head office in Dublin and a UK operational centre in Yorkshire.  On completion of the Merger, Essenta Foods will be admitted to the premium segment of the Official List of the UKLA and its shares (comprising the Existing Greencore Shares and New Greencore Shares) will be traded on the London Stock Exchange’s main market for listed securities and quoted in pounds sterling.

Essenta Foods will not retain Greencore's existing listing on the Irish Stock Exchange, and accordingly Greencore intends to seek cancellation of this listing with effect from the date of completion of the Merger. In due course, it is expected that Essenta Foods will consider applying for a secondary listing on the Irish Stock Exchange in accordance with Chapter 11 of the Irish Listing Rules.

Following discussions with FTSE, it is anticipated that Essenta Foods will be included in the FTSE UK Index Series with immediate effect on completion of the Merger.

It is anticipated that Essenta Foods will have a March financial year end and will report on the basis of a 52/53 week financial year in pounds sterling.

Board of Directors

The Board of Directors of Essenta Foods will be drawn equally from the boards of Greencore and Northern Foods.

Anthony Hobson, currently Chairman of Northern Foods, will become Chairman of Essenta Foods and Ned Sullivan, currently Chairman of Greencore, will become Deputy Chairman.

Patrick Coveney, currently Chief Executive Officer of Greencore, will become Chief Executive Officer of Essenta Foods and Simon Herrick, currently Chief Financial Officer of Northern Foods, will become Chief Financial Officer.

There will be an additional six non-executive directors (all of whom are considered independent for the purposes of the UK Corporate Governance Code) drawn equally from the Boards of Northern Foods and Greencore: Tony Illsley; Gary Kennedy; Patrick McCann; David Nish; David Simons; and Sandra Turner.

Dividends

Northern Foods Shareholders will be entitled to receive and retain the Northern Foods interim dividend of 1.55 pence per Northern Foods Share in respect of the first half of the financial period ending 2 April 2011, which was announced on 9 November 2010.

Greencore Shareholders will be entitled to receive and retain the Greencore final dividend of 4.5 cents per Greencore Share in respect of the financial year ended 24 September 2010, which was announced earlier today.

It is also expected that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective

Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

Following completion of the Merger, it is expected that Essenta Foods will maintain a progressive dividend policy and target a dividend cover ratio of 2.0 to 2.5 times calculated on an adjusted earnings per share basis.2

Following the Merger, it is expected that a dividend access scheme will be introduced and made available to certain shareholders in the Combined Group, including Northern Foods Shareholders who receive New Greencore Shares under the Merger, except those with an address in Ireland. Shareholders participating in this dividend access scheme would receive dividends, which would otherwise be payable by Essenta Foods, from a non-Irish resident subsidiary of Essenta Foods.  Further details of the dividend access scheme will be announced in due course.

Shareholder documentation and approvals

A copy of the draft terms of Merger, the Independent Expert’s Report and the respective Directors’ Reports will be made available in due course for inspection free of charge (subject to restrictions relating to persons resident in certain jurisdictions) on Greencore's website at www.greencore.com and Northern Foods’ website at www.northernfoods.com.  These documents will also be made available in due course for inspection by shareholders and employees at Greencore’s and Northern Foods’ registered offices.

In order to proceed, the Merger requires approval by the requisite majorities of Greencore Shareholders at the Greencore Shareholders Meeting and Northern Foods Shareholders at the Northern Foods Shareholders Meeting, such meetings to be convened in due course.

In deciding whether or not to vote in favour of the Merger, Northern Foods Shareholders and Greencore Shareholders should rely on the information contained in the Northern Foods Shareholder Document and the Greencore Shareholder Document that will be posted (or made available) to them, respectively, as soon as reasonably practicable and, in the case of the Northern Foods Shareholder Document, within 28 days of the date of this announcement (subject to the UK Panel agreeing a later date).

Conditions to the Merger

The Merger will be conditional upon the Conditions summarised in the body of this announcement and set out in full in Appendix I, which include:

•	the approval by the requisite majorities of the Northern Foods Shareholders and Greencore Shareholders;

2 For these purposes, “adjusted earnings per share” is the adjusted profit attributable to the ordinary shareholders of Essenta Foods divided by the weighted average number of ordinary shares in issue during the period, excluding ordinary shares purchased by Essenta Foods and held as treasury shares and certain shares held in trust.  Adjusted profit is profit adjusted for items which in management’s judgement are considered to be exceptional in nature and certain other items including but not limited to fair value accounting related items.

•	the Irish High Court certifying that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

•	the UK High Court certifying that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations;

•
the UK Office of Fair Trading indicating (in terms reasonably satisfactory to Greencore and Northern Foods) that it does not intend to refer the proposed Merger or any related matter to the Competition Commission;

•
the Irish Competition Authority determining that the Merger may be put into effect (or, as the case may be, not determining to the contrary within the relevant statutory time periods) in accordance with the provisions of the Irish Competition Act;

•	a prospectus being issued by Greencore, and if required passported, in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

•	the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn;

•
the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities subject only to the Merger becoming effective and the New Greencore Shares being allotted and such agreement not having been withdrawn;

•	the remaining Conditions being satisfied or waived on or before the approval of the completion of the Merger by the Irish High Court; and

•	the approval of the completion of the Merger by the Irish High Court.

Recommendation

The Greencore Board, which has been so advised by Barclays Capital, considers the terms of the Merger to be fair and reasonable.  In providing advice to the Greencore Board, Barclays Capital has taken into account the commercial assessment of the Greencore Board.  Accordingly, the Greencore Board intends unanimously to recommend that Greencore Shareholders vote in favour of the Merger as the directors of Greencore intend to do in respect of their own respective beneficial holdings of Greencore Shares (representing, in aggregate, approximately 0.34% of the Greencore Shares currently in issue).

The Northern Foods Board, which has been so advised by UBS, considers the terms of the Merger to be fair and reasonable.  In providing advice to the Northern Foods Board, UBS has taken into account the commercial assessment of the Northern Foods Board.  Accordingly, the Northern Foods Board intends unanimously to recommend that Northern Foods Shareholders vote in favour of the Merger as the directors of Northern Foods intend to do in respect of their own respective beneficial holdings of Northern Foods Shares (representing, in aggregate, approximately 0.49% of the Northern Foods Shares currently in issue).

Irrevocable undertakings and letters of intent

Greencore and Northern Foods have received irrevocable undertakings to vote in favour of the Merger from:

•	all of the directors of Greencore in respect of 708,276 Greencore Shares in aggregate, representing approximately 0.34% of Greencore’s existing issued ordinary share capital; and

•
all of the directors of Northern Foods who hold Northern Foods Shares in respect of 2,302,917 Northern Foods Shares in aggregate, representing approximately 0.49% of Northern Foods’ existing issued ordinary share capital.

Greencore and Northern Foods have also received letters from:

•	certain Greencore Shareholders in respect of 62,919,832 Greencore Shares in aggregate, representing approximately 30.29% of Greencore’s existing issued ordinary share capital, and

•	certain Northern Foods Shareholders in respect of 55,328,268 Northern Foods Shares in aggregate, representing approximately 11.81% of Northern Foods’ existing issued ordinary share capital,

indicating their intention to vote in favour of the Merger.

Further Information

This summary should be read in conjunction with, and is subject to, the full text of the following announcement and the Appendices.  Appendix I sets out the Conditions and certain further terms of the Merger;  Appendix II contains information on sources of information and bases of calculation used in this announcement; Appendix III details the irrevocable undertakings and letters of intent with respect to the Merger; and  Appendix IV contains definitions of certain terms used in this announcement.  If you are a Northern Foods Shareholder or a Greencore Shareholder, please read the Merger documentation, which will be sent out (or made available) in due course, in its entirety before making any decision with respect to the Merger.

A presentation on the Merger and on Essenta Foods will be made jointly by Greencore and Northern Foods at the City Presentation Centre, 4 Chiswell Street, London, EC1Y 4UP starting at 9.00 a.m. GMT on Wednesday, 17 November 2010.

There will be a webcast of the presentation. To view the live webcast (subject to certain restrictions), please pre-register for access by visiting either the Greencore website (www.greencore.com) or Northern Foods website (www.northernfoods.com).  A recording of the webcast will be available (subject to certain restrictions) on both websites later today.

Enquiries:

Greencore
Eoin Tonge	Tel: +353 (1) 605 1045
Imelda Hurley	Tel: +353 (1) 605 1018

Northern Foods
Andrew Hanson	Tel: +44 (0)113 390 0167
Huan Quayle	Tel: +44 (0)113 390 0127

Barclays Capital (financial adviser, joint broker and joint sponsor to Greencore)
Mark Todd	Tel: +44 (0)20 7623 2323
Jon Bathard-Smith (corporate broker)

UBS (financial adviser and broker to Northern Foods)
Hew Glyn Davies	Tel: +44 (0)20 7567 8000
Craig Calvert

IBI Corporate Finance (joint sponsor to Greencore)
Tom Godfrey	Tel: +353 (1) 637 7800

Investec (joint broker to Greencore)
Chris Baird	Tel: +44 (0)20 7597 5970

Goodbody Stockbrokers (joint broker to Greencore)
Linda Hickey	Tel: +353 (1) 667 0400

Powerscourt (UK media enquiries - Greencore)
Rory Godson	Tel: +44 (0)20 7250 1446

Drury (Irish media enquiries - Greencore)
Billy Murphy	Tel: +353 (1) 260 5000

Tulchan (financial PR adviser to Northern Foods)
James Bradley	Tel: +44 (0)20 7353 4200

This announcement is not intended to, and does not constitute, or form any part of an offer to sell or an invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of an offer to purchase or subscribe for any securities pursuant to the Merger or otherwise.

This announcement does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any purchase, sale or exchange of securities or such solicitation in any jurisdiction in which such offer sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction.

This announcement does not constitute a prospectus or prospectus equivalent document.  Greencore Shareholders and Northern Foods Shareholders are advised to read carefully the formal documentation in relation to the Merger once it has been dispatched.

Apart from the responsibilities, if any, which may be imposed on Barclays Capital, UBS, IBI Corporate Finance, Investec or Goodbody Stockbrokers by the Financial Services and Markets Act 2000 or the regulatory regime established thereunder or the UK Code or Irish Takeover Rules, Barclays Capital, UBS, IBI Corporate Finance, Investec and Goodbody Stockbrokers do not accept any responsibility whatsoever for the contents of this document or for any statements made or purported to be made by them or on their behalf in connection with the Merger.  Barclays Capital, UBS, IBI Corporate Finance, Investec and Goodbody Stockbrokers accordingly disclaim all and any liability whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this document or any such statement.

Barclays Capital, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the matters described in this announcement or any transaction or arrangement referred to herein.

UBS is acting exclusively for Northern Foods and no one else in connection with the Merger and will not be responsible to anyone other than Northern Foods for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

IBI Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland, is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Investec is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Goodbody Stockbrokers is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Overseas Jurisdictions

This announcement has been prepared for the purposes of complying with Irish and English law and the UK Code and Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of the Republic of Ireland and the United Kingdom.

The release, publication or distribution of this announcement in jurisdictions other than the Republic of Ireland and the United Kingdom may be restricted by law and therefore any persons who are subject to the laws or regulations of any jurisdiction other than the Republic of Ireland and the United Kingdom should inform themselves about, and observe, any applicable requirements.

Notice to U.S. Investors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Greencore ordinary shares referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Greencore ordinary shares are intended to be made available within the United States in connection with the Merger  described herein pursuant to an exemption from the registration requirements of the Securities Act.

The Merger described herein relates to the securities of a non-U.S. company.  The Merger is subject to disclosure and procedural requirements of Ireland and the United Kingdom, which are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Greencore and Northern Foods are located in Ireland and the United Kingdom, respectively, and some or all of their officers and directors may be residents of Ireland, the United Kingdom or other non-U.S. countries. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

Cautionary Note Regarding Forward Looking Statements

This announcement includes forward-looking statements, such as Greencore's and Northern Foods’ beliefs and expectations regarding the proposed combination of the two businesses.  These statements are based on certain assumptions and reflect Greencore's and Northern Foods’ current expectations.  Forward-looking statements also include statements about Greencore's and Northern Foods’ beliefs and expectations related to the Merger, benefits that would be afforded to customers, benefits to the Combined Group that are expected to be obtained as a result of the Merger, as well as the parties' ability to enhance shareholder value through, among other things, the delivery of expected synergies. There can be no assurance that the Merger will be consummated or that the anticipated benefits will be realised. The Merger is subject to various approvals and the fulfilment of certain conditions, and there can be no assurance that any such approvals will be obtained and/or such conditions will be met.  All forward-looking statements in this announcement are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks and uncertainties include: the ability to achieve the cost savings and synergies contemplated through the Merger; the failure of Greencore and Northern Foods Shareholders to approve the Merger; the effect of regulatory conditions, if any, imposed by regulatory authorities; the reaction of Greencore's and Northern Foods’ customers, employees and suppliers to the Merger; the ability to promptly and effectively integrate the businesses of Greencore and Northern Foods; and the diversion of management time on Merger-related issues.  Additional factors that could cause actual results or events to differ materially from current expectations are discussed in Greencore's and Northern Foods’ respective materials filed with the securities regulatory authorities in the United Kingdom and in the Republic of Ireland (as the case may be) from time to time including Greencore's Annual Report and Accounts for the financial year ended 25 September 2009 and Northern Foods’ Annual Report and Accounts for the 53 week period ended 3 April 2010.  Any forward-looking statements made by or on behalf of Greencore and Northern Foods speak only as of the date they are made.  Greencore and Northern Foods each disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Past performance is no guarantee of future performance.

This announcement has been prepared without taking into account the investment objectives, financial situation or needs of any particular person.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the UK Code, any person who, at the relevant time, is interested (directly or indirectly) in 1% or more of any class of "relevant securities" of Greencore or Northern Foods must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement that first identifies any other offeror (other than a cash offeror).  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of Greencore, Northern Foods and/or any other offeror (other than a cash offeror).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m.

(London time) on the 10th Business Day following the announcement in which any other offeror (other than a cash offeror) is first identified.  Relevant persons who deal in the relevant securities of Greencore, Northern Foods and/or any other offeror (other than a cash offeror) prior to the deadline for making an Opening Position Disclosure must instead make a dealing disclosure (under Rule 8.3(b) of the UK Code).

Under the provisions of Rule 8.3(b) of the UK Code, if any person is, or becomes "interested" (directly or indirectly) in 1% or more of any class of "relevant securities" of Greencore or Northern Foods and/or any other offeror (other than a cash offeror), all "dealings" in any "relevant securities" of that company (including by means of an option in respect of or a derivative referenced to, any such "relevant securities") must be publicly disclosed by no later than 3:30 p.m., London Time, on the Business Day following the date of the relevant transaction.  This requirement will continue until the date on which the Merger becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the "merger period" otherwise ends.  If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an "interest" in "relevant securities" of Greencore or Northern Foods, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rules 8.1 and 8.2 of the UK Code, all "dealings" in "relevant securities" of Greencore and/or any other offeror (other than a cash offeror) by Northern Foods or of Northern Foods by Greencore and/or any other offeror (other than a cash offeror), or by any of their respective "associates", must be disclosed by no later than 12:00 noon, London Time, on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed, and the number of such securities in issue, can be found on the UK Panel's website at www.thetakeoverpanel.org.uk.

"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities.  In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the UK Code, which can also be found on the UK Panel's website.  If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8, you should consult the UK Panel.

Publication on the Greencore and Northern Foods websites

A copy of the draft terms of Merger, the Independent Expert’s Report and the relevant Directors’ Reports, together with a copy of this announcement, will be available in due course for inspection free of charge, subject to restrictions relating to persons resident in certain jurisdictions, on Greencore's website at www.greencore.com and Northern Foods’ website at

www.northernfoods.com.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the UK Code, Northern Foods confirms that, as of the date of the announcement, it has in issue 468,662,510 ordinary shares of 25 pence each (excluding ordinary shares held in treasury).  The International Securities Identification Number ('ISIN') number of the ordinary shares is GB0006466089.

In accordance with Rule 2.10 of the UK Code, Greencore confirms that, as of the date of the announcement, it has in issue 207,756,857 ordinary shares of 63 cents each (excluding ordinary shares held in treasury) and one special share of 126 cents.  The ISIN number of the ordinary shares is IE0003864109.  The ISIN for the Greencore ordinary shares represented by American Depositary Receipts ("Greencore ADRs") is US3941811016.  Each Greencore ADR represents four Greencore ordinary shares.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (DIRECTLY OR INDIRECTLY) IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO THE SAME WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

THE NEW GREENCORE SHARES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, NOR UNDER ANY OF THE RELEVANT SECURITIES LAWS OF CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA.  ACCORDINGLY, THE NEW GREENCORE SHARES MAY NOT BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, CANADA, AUSTRALIA, JAPAN OR SOUTH AFRICA, EXCEPT PURSUANT TO EXEMPTIONS FROM APPLICABLE REQUIREMENTS OF ANY SUCH JURISDICTION.

17 November 2010

For immediate release

PROPOSED MERGER BETWEEN GREENCORE AND NORTHERN FOODS TO CREATE ESSENTA FOODS

The Boards of Greencore and Northern Foods are pleased to announce that they have reached agreement on the terms of a recommended merger of equals to create Essenta Foods.

The Boards of Greencore and Northern Foods believe that the Merger is a compelling prospect for both parties, creating a business which offers substantial benefits for shareholders, customers and employees.  The Merger will bring together two established convenience food companies to create a significant operator in the UK convenience food sector with combined annual sales of approximately £1.7 billion.  The Merger will generate significant opportunities for cost savings and operational efficiencies.

Subject to the receipt of all applicable regulatory clearances and the satisfaction or waiver of all of the Conditions, it is expected that the Merger will be completed during the course of the second quarter of 2011.

1.	Key terms of the Merger

The Merger, which will be effected under the European cross-border mergers regime, will be carried out as a "merger by absorption" for the purposes of the relevant UK Cross-Border Mergers Regulations and a "merger by acquisition" for the purposes of the relevant Irish Cross-Border Mergers Regulations.  It will result in Northern Foods’ assets and liabilities being transferred to Greencore by order of the Irish High Court and Northern Foods Shareholders receiving New Greencore Shares in consideration for this transfer.  The Boards of Greencore and Northern Foods reserve the right (with the consent of the UK Panel and/or the Irish Panel, as the case may be) to implement the Merger by means of an alternate transaction structure if considered necessary or desirable.

Greencore will be renamed Essenta Foods, will remain domiciled and tax resident in Ireland, and will be admitted to the premium segment of the Official List of the UKLA and its shares (comprising the Existing Greencore Shares and New Greencore Shares) will be traded on the London Stock Exchange’s main market for listed securities and quoted in pounds sterling.

If the Merger becomes effective, Northern Foods Shareholders will receive 0.4479 of a New Greencore Share for every Northern Foods Share held by them.  On this basis, Greencore Shareholders and Northern Foods Shareholders will each hold approximately 50% of the enlarged, fully diluted, share capital of the Combined Group.

The Merger will be conditional upon the Conditions set out in full in Appendix I, a summary of which is set out in section 15 below.

2.	Recommendation

The Greencore Board, which has been so advised by Barclays Capital, considers the terms of the Merger to be fair and reasonable.  In providing advice to the Greencore Board, Barclays Capital has taken into account the commercial assessment of the Greencore Board.  Accordingly, the Greencore Board intends unanimously to recommend that Greencore Shareholders vote in favour of the Merger as the directors of Greencore intend to do in respect of their own respective beneficial holdings of Greencore Shares (representing, in aggregate, approximately 0.34% of the Greencore Shares currently in issue).

The Northern Foods Board, which has been so advised by UBS, considers the terms of the Merger to be fair and reasonable.  In providing advice to the Northern Foods Board, UBS has taken into account the commercial assessment of the Northern Foods Board.  Accordingly, the Northern Foods Board intends unanimously to recommend that Northern Foods Shareholders vote in favour of the Merger as the directors of Northern Foods intend to do in respect of their own respective beneficial holdings of Northern Foods Shares (representing, in aggregate, approximately 0.49% of the Northern Foods Shares currently in issue).

3.	Irrevocable undertakings and letters of intent

Greencore and Northern Foods have received irrevocable undertakings to vote in favour of the Merger from:

•	all of the directors of Greencore in respect of 708,276 Greencore Shares in aggregate, representing approximately 0.34% of Greencore’s existing issued ordinary share capital; and

•
all of the directors of Northern Foods who hold Northern Foods Shares in respect of 2,302,917 Northern Foods Shares in aggregate, representing approximately 0.49% of Northern Foods’ existing issued ordinary share capital.

Greencore and Northern Foods have also received letters from:

•	certain Greencore Shareholders in respect of 62,919,832 Greencore Shares in aggregate, representing approximately 30.29% of Greencore’s existing issued ordinary share capital, and

•	certain Northern Foods Shareholders in respect of 55,328,268 Northern Foods Shares in aggregate, representing approximately 11.81% of Northern Foods’ existing issued ordinary share capital,

indicating their intention to vote in favour of the Merger.

Further details on the irrevocable undertakings and letters of intent can be found in Appendix III.

4.	Background to and reasons for the Merger

The Merger will bring together two established convenience food companies to create a significant operator in the UK convenience food sector.  Following the successful restructurings of the respective businesses and the significant progress made in improving their operating performance and strength of their balance sheets, the Boards of Greencore and Northern Foods believe that they are in a strong position from which to combine their respective businesses and create a convenience foods business with combined annual sales of approximately £1.7 billion.

Greencore and Northern Foods have long track records of operating successfully in the UK convenience food sector.  Both companies recognise the importance of delivering high quality products, continued innovation, maintaining strong standards of service and improving efficiency.

Strong combined portfolio and assets

The Boards of Greencore and Northern Foods believe that the Merger will:

•	combine two highly complementary UK businesses to create a business with a well balanced product portfolio and an attractive customer base which includes all major UK food retailers;

•	create a substantial operator in two of the most attractive convenience food categories:

o	food-to-go: including sandwiches, salads and sushi; and

o	chilled ready meals;

•	combine significant positions in the UK in the manufacture of quiches, pizzas, pies, chilled sauces and soups, private label cooking sauces and selected cakes and desserts segments;

•
create a portfolio which includes strong brands in biscuits (Fox's), frozen pizza (Goodfella's), selected Irish frozen brands (Donegal Catch and Green Isle) and licences to manufacture brands including Weight Watchers; and

•	offer the potential for growth in the US on the back of Greencore’s US chilled prepared food business.

The Combined Group will benefit from strong market positions in growing segments of the market such as sandwiches and ready meals, which in the UK have experienced 9.8% and 7.7% market growth respectively in the last year.  Greencore and Northern Foods have invested significantly in their respective businesses in recent years and consequently the Combined Group will have sufficient capacity to support further market growth in these and other segments of the market.  The Combined Group will have a high quality asset base through the UK, Ireland and the US with 33 facilities in the UK, 8 facilities in Ireland and 2 facilities in the US.  The Boards of Greencore and Northern Foods believe that the Merger will provide the platform to support continued investment in innovation for the benefit of both customers and shareholders.

Blue-chip customer base

The Boards of Greencore and Northern Foods expect the Merger will:

•
combine broad customer bases with strong relationships - the customer bases of Northern Foods and Greencore are highly complementary, with minimal customer overlap in the key growth categories of food-to-go and chilled ready meals; and

•
help deepen relationships with the Combined Group's key customers, while introducing new distribution channels to both businesses and providing opportunities to distribute a wider range of products into a broader customer base.

Synergies

The Boards of Greencore and Northern Foods believe that the Combined Group will be able to achieve annual cost synergies of approximately £40 million.3  These synergies are expected to comprise approximately £15 million from overhead cost savings, approximately £20 million from purchasing and supply chain improvements and approximately £5 million from financing and tax efficiencies.

The Boards of Greencore and Northern Foods believe that at least half of these synergies will be realised in the first 12 months after completion of the Merger, rising to approximately 90% in the second year after completion of the Merger with the full amount of synergies being realised in the third year after completion of the Merger.  It is expected that realisation of these synergies will incur one-off cash costs of approximately £45 million, of which approximately two-thirds would be incurred in the first 12 months after completion of the Merger, with the balance in the following year.  Further details of the bases of calculations of these expected synergies are set out in Appendix II of this announcement.

In addition to these cost synergies, the Boards of Greencore and Northern Foods believe that the Merger will provide an opportunity to achieve certain revenue synergies through leveraging distribution channels, brands, product portfolios and research and development capability across the Combined Group.

Increased financial strength

Following the completion of the Merger, Essenta Foods will have a strong credit profile which will facilitate greater financial and strategic flexibility for the future.  Greencore and Northern Foods have together negotiated a £450 million 5 year bank revolving credit facility for the Combined Group to replace existing banking facilities.  This, together with the existing US private placement notes issued

3These statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or those achieved could be materially different from those estimated.  Neither this statement nor any other statement in this document should be construed as a profit forecast or interpreted to mean that Essenta Foods’ earnings in the first full year following the Merger, or in any subsequent period, would necessarily match or be greater than or be less than those of Greencore and/or Northern Foods for the relevant preceding financial period or any other period.

by Northern Foods and Greencore (which mature between 2012 and 2020), will form a strong capital structure for Essenta Foods in the future.

In addition, Essenta Foods expects to receive an investment grade issuer rating (BBB low with stable trend) from the DBRS rating agency which the Boards of Greencore and Northern Foods believe will allow the Combined Group to access a range of financing options going forward.

Domicile and listing

Following the Merger, Greencore will be renamed Essenta Foods and will remain domiciled and tax resident in Ireland, with its registered and corporate head office in Dublin and a UK operational centre in Yorkshire.

On completion of the Merger, Essenta Foods will be admitted to the premium segment of the Official List of the UKLA and its shares (comprising the Existing Greencore Shares and New Greencore Shares) will be traded on the London Stock Exchange’s main market for listed securities and quoted in pounds sterling.

Essenta Foods will not retain Greencore's existing listing on the Irish Stock Exchange, and accordingly Greencore intends to seek cancellation of this listing with effect from the date of completion of the Merger. In due course, it is expected that Essenta Foods will consider applying for a secondary listing on the Irish Stock Exchange in accordance with Chapter 11 of the Irish Listing Rules.

Following discussions with FTSE, it is anticipated that Essenta Foods will be included in the FTSE UK Index Series with immediate effect following completion of the Merger.

It is expected that Essenta Foods will have a March financial year end and will report on the basis of a 52/53 week financial year in pounds sterling.

Combined Group strategy

Following the Merger, Essenta Foods' strategic focus will be on:

•	UK Convenience Foods:

o	delivering strong growth and returns by continuing to:

▪	develop deeper customer relationships, great food offerings and strong innovation;

▪	invest in scale manufacturing facilities and people capability; and

▪	drive synergies and operational cost reductions;

o	seeking out new category opportunities in the UK and Ireland which can be accessed by drawing upon the Combined Group's expertise; and

o	acquiring complementary product portfolios in the UK private label convenience foods sector where suitable opportunities present themselves.

•	UK/Ireland Branded:

o	building on the brand strength and market leading automation of the Fox's business to ensure the brand is well positioned for the potential reshaping of the UK biscuits market; and

o
continuing to reinvigorate the Goodfella's business to deliver an improved position in the frozen pizza market in the UK and capitalise on significant Irish market positions in frozen pizza, fish (Donegal Catch) and vegetables (Green Isle).

•	US Convenience

o	building a profitable position in selected US regions by offering compelling short shelf life prepared food solutions servicing both retail and convenience store chains.

5.	Information on Greencore

The Greencore group is a significant international manufacturer of convenience foods comprising a core convenience foods division and an ingredients and related property division.  The convenience foods division provides a wide range of customer and licensed brands to major retail, manufacturing and foodservice customers in the UK, Ireland and the US.

In the UK, the convenience foods division has well established positions in the convenience food market, supplying many of the major retailers across a range of products including sandwiches, chilled prepared meals, chilled soups and sauces, ambient sauces and pickles, cakes and desserts and Yorkshire puddings.  Recently, Greencore has also been extending its presence outside the UK with the expansion of its convenience food business in the US.

Greencore operates from 19 facilities (17 of which are manufacturing facilities) in the UK, Ireland and the US, directly employing approximately 7,000 people.

In the financial year ended 24 September 2010, Greencore generated continuing operating profits pre-exceptional items of €59.7 million on continuing sales of €856.0 million.  Greencore’s net assets at 24 September 2010 were €178.9 million.

6.	Current trading and prospects of Greencore

Earlier today, Greencore published its Preliminary Statement of Results for the financial year ended 24 September 2010.  The key highlights ,5 of that announcement were:

5Continuing operations comparisons exclude disposed activities (malt in the ingredients & property division and water and the continental businesses in the convenience foods division).

6Before exceptional items and acquisition related amortisation.

Financial overview

•	Group sales from continuing operations of €856.0 million, an increase of 6.9%

•	Group operating profit6 from continuing operations of €59.7 million, an increase of 17.6%

•	Group operating margin6 from continuing operations of 7.0%, an increase of 63bps

•	A 31.8% reduction, year on year, in Group net debt to €193.4 million from €283.5 million at the end of FY09

•	Final dividend of 4.5 cent per share (FY09 : 4.5 cent) resulting in a total dividend for the year of 7.5 cent per share (FY09 : 7.5 cent per share)

•	Adjusted EPS7 of 16.7 cent compared to 17.4 cent in FY09

Strong performance in Convenience Foods Division

•	Sales in continuing businesses of €784.5 million ahead of FY09 by 10.7%

•	Operating profit6 in continuing businesses increased by 21.1% to €54.1 million

•	Improvement in operating margin6 by 60 bps to 6.9% in continuing businesses

•	A year of excellent sales growth, operating profit growth and margin expansion

o	Supportive consumer trends of increased ‘at home’ and ‘on the go’ food consumption

o	Benefit of lower UK manufacturing capacity

o	Further delivery on the Group’s lean and operating efficiency programmes

o	Growth in US sales by 18%

Portfolio change and other business highlights

•
Following three strategic disposals for an aggregate total consideration of €142.3 million8 the Group emerged at the end of FY10 as a leaner, more focused convenience foods group with two key geographies, the UK and the US

o	Malt disposal completed on 26 March 2010

6Before exceptional items and acquisition related amortisation.

7Before exceptional items, pension finance items, acquisition related amortisation, FX on inter-company and certain external loan balances and the movement in the fair value of all derivative financial instruments and related debt adjustments.

8Including deferred amounts and portion of pension liabilities transferred.

o	Water business disposal completed on 26 March 2010

o	Continental European convenience food business disposal completed on 20 August 2010

•	Remaining Ingredients & Property activity trading satisfactorily and representing less than 10% of Group sales and operating profit post the disposal of Malt

7.	Information on Northern Foods

The Northern Foods group is a significant convenience food manufacturer in the UK and Ireland.  Northern Foods' business comprises two divisions – Chilled and Branded.  The Chilled division focuses on providing own label products, including sandwiches, salads and ready meals, to some of the UK's largest retailers.  The Branded division includes some of the industry's best known brands in pizzas (Goodfella's), pies (Holland's and McDougalls), biscuits (Fox's) and Christmas puddings (Matthew Walker).

Northern Foods’ customer base includes all of the UK's major retailers and a number of discount retailers.  Recently, the group also entered into an agreement to supply sandwiches to Costa Coffee and a 10 year supply agreement for British Airways' short haul flights from Heathrow.

Northern Foods operates from 24 facilities (18 of which are manufacturing facilities) in the UK and Ireland, directly employing over 9,000 people.

In the year ended 3 April 2010, Northern Foods generated profit from operations pre-restructuring items of £54.6 million on sales of £977.0 million.  Northern Foods’ net liabilities as at 2 October 2010 were £44.3 million.

8.	Current trading and prospects of Northern Foods

On 9 November 2010 Northern Foods published interim financial information for the six months to 2 October 2010.  The key highlights in that announcement were:

Financial overview

•
Like for like sales (LFL) grew 2.7% in the first half year following like for like sales growth of 6.0% in the second quarter; total sales in the first half year were £453.0 million (H1 2009/10: £466.9 million);

•
Profit from operations (pre-restructuring) for the period was £17.5 million (H1 2009/10: £20.5 million); reflecting Chilled profits up from £7.2 million to £11.8 million, Bakery profits up from £8.2 million to £10.3 million and Frozen recording a loss of £(4.6) million (H1 2009/10: profit of £5.1 million);

•	Loss for the period (post-restructuring) of £9.5 million (H1 2009/10: profit £12.9 million), as a result of the Pension ETV exercise and business restructuring costs;

•	Underlying EPS at 1.51 pence (H1 2009/10: 2.14 pence); interim dividend maintained at 1.55 pence per share (H1 2009/10: 1.55 pence); and

•	Strong financial position with net debt reducing to £218.8 million (H1 2009/10: £222.2 million), despite increased capex and Pension ETV exercise.

	2010/11 26 weeks to 2 October 2010		2009/10 26 weeks to 26 September 2009
	£m		£m
Revenue	453.0		466.9
Profit from operations (pre-restructuring)9	17.5		20.5
Profit before taxation (pre-restructuring)9	9.6		10.4
Underlying profit before tax (pre-restructuring and net pensions financing)10	9.6		12.9
(Loss) / profit for the period (post-restructuring)11	(9.5)		12.9
Net debt12	218.8		222.2
Operating margin9	3.9%		4.4%
Basic (loss) / earnings per share (EPS)	(2.04p	)	2.79	p
Underlying earnings per share (EPS)13	1.51	p	2.14	p
Dividend per share	1.55	p	1.55	p

9Results are stated before restructuring items of £25.5 million (H1 2009/10: £3.2 million). Restructuring items include costs or income associated with the restructuring of businesses and gains or losses on the disposal or closure of businesses and amounts associated with the pension ETV exercise.

10Underlying profit before tax is Northern Foods Group profit before tax, before restructuring items and net pension financing. This is reconciled to profit before tax in the financial statements.

11(Loss) / profit for the period is after restructuring costs, net of tax, of £18.4 million (H1 2009/10: £2.4 million)

12Net debt is defined as total borrowings (including both short and long term bank loans, bonds, loan notes and finance leases) less cash and cash equivalents and short-term investments. Net debt will also include the proportion of the fair value of the currency swaps hedging the balance sheet value of the Northern Foods Group’s dollar denominated loan notes.

13Underlying earnings per share (EPS) is before restructuring items, movement on deferred tax due to change in legislation, one-off release of prior year tax liability and net pension financing net of tax.

Operating overview

•	Further sales and margin progression in Chilled and Bakery, with a steadily improving performance in Ready Meals;

•	Frozen sales decline slowing in the second quarter; actions in place to improve performance in the second half of the financial year;

•	Major investment in automated technology for Fox’s Biscuits on track; and

•	New organisational structure to streamline the Group into two divisions: Chilled and Branded.

9.	Management and employees

The Board of Directors of Essenta Foods will be drawn equally from the boards of Greencore and Northern Foods and will comprise:

Anthony Hobson	–	Non-Executive Chairman*

Ned Sullivan	–	Non-Executive Deputy Chairman

Patrick Coveney	–	Chief Executive Officer

Simon Herrick	–	Chief Financial Officer*

Tony Illsley	–	Non-Executive Director*

Gary Kennedy	–	Non-Executive Director

Patrick McCann	–	Non-Executive Director

David Nish	–	Non-Executive Director*

David Simons	–	Non-Executive Director

Sandra Turner	–	Non-Executive Director*

* denotes former Northern Foods Board member

The Boards of Greencore and Northern Foods attribute great importance to the expertise of their respective management teams and employees.  After completion of the Merger, the management teams of Greencore and Northern Foods will be combined in order to obtain the maximum benefit from their skills and experience.

The Boards of Greencore and Northern Foods recognise that in order to achieve the planned benefits of the Merger some operational restructuring will be required following completion of the Merger, which is likely to lead to some redundancies where the businesses have overlapping functions or where this would otherwise improve efficiency. However, no decisions will be taken regarding any redundancies until a business review has been undertaken following completion of the Merger and appropriate consultation with employee representatives has occurred. The Boards of Greencore and Northern Foods have confirmed to each other that, following the completion of the Merger, the existing employment rights of all employees of both the Greencore and Northern Foods groups will be fully safeguarded and any employee consultation requirements will be complied with.

It is intended that the employment of all persons currently employed by Northern Foods will be transferred to Convenience Foods Limited or another subsidiary of Northern Foods prior to the Merger becoming effective. Assuming that such transfer is completed, all employees of the Northern Foods Group will be employed by subsidiaries of Northern Foods at the time the Merger becomes effective and the terms and conditions of their employment will not be affected by the Merger.

10.	Pensions

Both Northern Foods and Greencore have held discussions with the trustees of their main defined benefit schemes in the UK regarding the Merger.  As a result of these discussions, the Board of Northern Foods is pleased to confirm that it has reached agreement with the trustees of its primary UK scheme, subject to completion of the Merger, and has entered into a memorandum of understanding regarding a new funding agreement which would result in deficit contributions to the primary Northern Foods UK scheme of £15 million per annum beginning 30 days after completion of the Merger.  Subsequent to this, the next valuation agreed with the trustees is expected to be as of 31 March 2013. The Merger is not expected to have any adverse consequences on the expected funding contribution schedule of the Greencore group pension schemes.

The Merger itself will have no direct effect on pensions accruals for members of the Northern Foods or Greencore pension schemes.  Any proposal by Northern Foods, Greencore or the Combined Group to review pension provisions going forward (whether before or after the Merger) would be the subject of a separate consultation exercise as and where required by local law.

11.	Share schemes

The Merger will affect share options and incentive awards granted under the Northern Foods Share Schemes. The rules of the Northern Foods Share Schemes will be amended so that awards will vest or options may be exercised on approval of the Merger by the Irish High Court, subject to the achievement of applicable performance conditions. Participants in the Northern Foods Performance Share Plan 2007 will be given the opportunity to exchange their awards for equivalent awards granted by Greencore. Participants in the Northern Foods Share Schemes will be contacted in mid-December regarding the effect of the Merger on their rights.

The Merger will have no effect on share options and incentive awards granted under the Greencore Share Schemes. These options and awards will therefore continue, subject to their current terms.

12.	Dividend policy for the Combined Group

Northern Foods Shareholders will be entitled to receive and retain the Northern Foods interim dividend of 1.55 pence per Northern Foods Share in respect of the first half of the financial period ending 2 April 2011, which was announced on 9 November 2010.

Greencore Shareholders will be entitled to receive and retain the Greencore final dividend of 4.5 cents per Greencore Share in respect of the financial year ended 24 September 2010, which was announced earlier today.

It is also expected that Northern Foods and Greencore will both declare further dividends in respect of their current financial periods by reference to a record date falling before the date of completion of the

Merger, and that Northern Foods Shareholders and Greencore Shareholders on the respective Northern Foods and Greencore shareholder registers on that record date or dates will be entitled to receive and retain those further dividends.

Following completion of the Merger, it is expected that Essenta Foods will maintain a progressive dividend policy and target a dividend cover ratio of 2.0 to 2.5 times calculated on an adjusted earnings per share basis.14

It is intended that Essenta Foods will have a March financial year end and will report on the basis of a 52/53 week financial year in pounds sterling. Accordingly, it is expected that the interim and final dividends of Essenta Foods will be paid in April and October respectively.  Dividends will be available for payment in pounds sterling and euro.  Assuming that the Merger will be completed by the end of March 2011, an interim dividend would (subject to the usual considerations) therefore be paid by Essenta Foods to all Essenta Foods shareholders in April 2012.

Following the Merger, it is expected that a dividend access scheme will be introduced and made available to certain shareholders in the Combined Group, including Northern Foods Shareholders who receive New Greencore Shares under the Merger, except those with an address in Ireland. Shareholders participating in this dividend access scheme would receive dividends, which would otherwise be payable by Essenta Foods, from a non-Irish resident subsidiary of Essenta Foods.  Further details of the dividend access scheme will be announced in due course.

13.	Banking arrangements

Greencore and Northern Foods have together negotiated a £450 million 5 year bank revolving credit facility for the Combined Group to replace existing banking facilities.  The new revolving credit facility will be provided by Barclays Capital, The Governor and Company of the Bank of Ireland, HSBC Bank plc, Rabobank Ireland plc and The Royal Bank of Scotland plc.  This, together with the existing US private placement notes issued by Northern Foods and Greencore (which will mature between 2012 and 2020), will form a strong capital structure for Essenta Foods in the future.

In addition, the proposed Essenta Foods expects to receive an investment grade issuer rating (BBB low with stable trend) from the DBRS rating agency which the Boards of Greencore and Northern Foods believe will allow the Combined Group to access a range of financing options going forward.

14.	Greencore’s Special Share

The Irish Minister for Agriculture, Fisheries and Food (the “Minister”) holds one special rights preference share of €1.26 in Greencore (the “Special Share”).  The Special Share was issued when Greencore was privatised by the Irish State in 1991.

14For these purposes, “adjusted earnings per share” is the adjusted profit attributable to the ordinary shareholders of Essenta Foods divided by the weighted average number of ordinary shares in issue during the period, excluding ordinary shares purchased by Essenta Foods and held as treasury shares and certain shares held in trust.  Adjusted profit is profit adjusted for items which in management’s judgement are considered to be exceptional in nature and certain other items including but not limited to fair value accounting related items.

The Special Share was intended to give the Irish Government certain rights which might allow it to block a sale of the Greencore “Sugar Assets” (including the sugar quota allocated to Ireland by the EU Commission).  As Greencore no longer holds any Sugar Assets, the Special Share provides no strategic value or purpose for the Irish Government.

The Special Share provides that no person may acquire more than 30% of the voting rights of Greencore. It also requires the prior consent of the Minister to any resolution to voluntarily wind up Greencore or create any new class of voting share capital.

The Minister has indicated to Greencore that he has no objection in principle to the cancellation of the Special Share. Greencore intends to work with the Minister and his advisers to seek to take the necessary steps to effect this.

15.	Summary terms of the Merger, cancellation of trading and dissolution

The Merger will be conditional upon Conditions set out in full in Appendix I, which include:

•	the approval by the requisite majorities of the Northern Foods Shareholders and Greencore Shareholders;

•	the Irish High Court certifying that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

•	the UK High Court certifying that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations;

•
the UK Office of Fair Trading indicating (in terms reasonably satisfactory to Greencore and Northern Foods) that it does not intend to refer the proposed Merger or any related matter to the Competition Commission;

•
the Irish Competition Authority determining that the Merger may be put into effect (or, as the case may be, not determining to the contrary within the relevant statutory time periods) in accordance with the provisions of the Irish Competition Act;

•
a prospectus being issued by Greencore and approved by the Irish Regulator or the UKLA, as the case may be, and, if necessary, the UKLA confirming receipt of a certificate from the Irish Regulator verifying that the Prospectus has been drawn up in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

•
the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger this Condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New Greencore Shares will be admitted to listing subject to the fulfilment of certain conditions;

•
the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, Greencore and Northern Foods have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New Greencore Shares will be admitted to trading subject only to the Merger becoming effective and the New Greencore Shares being allotted;

•	the conditions that are not otherwise identified above being satisfied or waived on or before the Irish High Court approving the completion of the Merger; and

•	the Irish High Court approving the completion of the Merger.

Application will be made to the UKLA for the New Greencore Shares to be admitted to the Official List and to the London Stock Exchange for the New Greencore Shares to be admitted to trading on the London Stock Exchange's market for listed securities.  It is expected that admission will become effective and that dealings for normal settlement in New Greencore Shares will commence shortly following the date on which the Merger becomes effective in accordance with the approval of the Irish High Court.

The New Greencore Shares will, when issued, be fully paid and rank pari passu in all respects with the existing Greencore Shares, including, where the record date for determining entitlements is on or after the date of issue of the New Greencore Shares, the right to all dividends and other distributions (if any) declared, made or paid by Essenta Foods.

The Merger will be governed by Irish law and English law and will be subject to the jurisdiction of the Irish courts and the English courts.  The Merger will be subject to the applicable requirements of the UK Code, the UK Panel, the London Stock Exchange, the UKLA, the Irish Takeover Panel, the Irish Stock Exchange and the Irish Financial Regulator.

16.	Implementation agreement

Northern Foods and Greencore have entered into the Implementation Agreement which provides, inter alia, for the implementation of the Merger and related matters in accordance with an agreed indicative timetable. It contains certain assurances and confirmations between the parties, including provisions to implement the Merger and to achieve satisfaction of the Conditions on a timely basis and undertakings regarding the conduct of the Northern Foods group and the Greencore group prior to the completion of the Merger.

Northern Foods and Greencore have agreed that, following the approval of the Merger and certain matters relating to its implementation by Northern Foods Shareholders (at the Northern Foods Shareholders Meeting and the Northern Foods General Meeting) and Greencore Shareholders (at the Greencore Shareholders Meeting), they will waive all Conditions then outstanding other than the Conditions set out in sub-paragraphs 1.1(d) to (f) inclusive and 1.2 (a) to (e) inclusive of Appendix I to this announcement.  However, neither Greencore nor Northern Foods shall be under any such obligation to the extent that the UK Panel has, prior to that time, consented to the invoking of a Condition so as to allow the withdrawal or lapse of the Merger.

The Implementation Agreement terminates in certain circumstances, including:

•	upon service of a written notice by Greencore on Northern Foods if Northern Foods’ directors do not recommend the Merger to the Northern Foods Shareholders in the Northern Foods

Shareholder Document or if the Northern Foods Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Greencore;

•
upon service of a written notice by Northern Foods on Greencore if Greencore's directors do not recommend the Merger to the Greencore Shareholders in the Greencore Shareholder Document or if the Greencore Board at any time withdraws, qualifies or adversely modifies its recommendation, without the prior consent of Northern Foods;

•	if an Alternative Transaction becomes or is declared wholly unconditional, becomes effective or is otherwise completed;

•	if a Condition is invoked so as to cause the Merger not to proceed, to lapse or be withdrawn in accordance with Rule 13 of the UK Code; or

•	if the Merger has not become effective by 30 September 2011.

The Implementation Agreement includes a mutual break fee of £1,834,600, which would be payable:

•	by Greencore if:

o
(i) the Greencore Shareholder Document does not contain the recommendation of the Merger by the Greencore Board or (ii) the Greencore Board at any time withdraws, qualifies or adversely modifies its recommendation of the Merger, in each case without the prior consent of Northern Foods and the Merger fails to complete; or

o
an Alternative Transaction in relation to Greencore is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed;

•	by Northern Foods if:

o
(i) the Northern Foods Shareholder Document does not contain the recommendation of the Merger by the Northern Foods Board or (ii) the Northern Foods Board at any time withdraws, qualifies or adversely modifies its recommendation of the Merger, in each case without the prior consent of Greencore and the Merger fails to complete; or

o
an Alternative Transaction in relation to Northern Foods is announced prior to the termination of the Implementation Agreement and (at any time) becomes or is declared wholly unconditional, becomes effective or is otherwise completed.

Both Northern Foods and Greencore have agreed that they will not (and will procure that certain other related persons will not) directly or indirectly:

•	solicit or initiate any enquiries, proposals or approaches from any person in respect of any Alternative Transaction; or

•
enter into or continue or participate in any communications, discussions, negotiations, correspondence or arrangement relating to any Alternative Transaction or which are reasonably likely to lead to an Alternative Transaction, save where necessary to ensure compliance with their directors’ fiduciary duties in response to an unsolicited approach relating to an Alternative Transaction; or

•
provide any information to any third party in connection with an Alternative Transaction which has not already been provided to the other party (unless the other party agrees otherwise) and if Northern Foods or Greencore receives a request for information in connection with any Alternative Transaction, they shall notify the other party, providing details of the information request.  Both Northern Foods and Greencore shall notify the other party if it receives any approach from a third party regarding any Alternative Transaction.  It shall also inform the other party of the material terms of that approach (being the consideration, the form of the consideration, timetable, conditionality and the identity of the interested parties involved) and shall keep the other party informed as to the progress of that Alternative Transaction.  Further details of the Implementation Agreement will be set out in the formal documentation sent to Greencore Shareholders and Northern Foods Shareholders in connection with the Merger.

Greencore and Northern Foods have agreed that fees, costs and expenses incurred in relation to certain matters and advice obtained for the joint benefit of the companies in the context of the Merger will, subject to any appropriate consents, be shared between them equally.

17.	Disclosure of interests in Northern Foods

Save for the arrangements in relation to irrevocable undertakings and letters of intent summarised above, as at 16 November 2010, being the latest Business Day prior to this announcement, neither Greencore, nor, so far as Greencore is aware, any person acting in concert with Greencore for the purposes of the Merger, has any interest in, or right to subscribe for, or has borrowed or lent (save for any borrowed shares which have been either on-lent or sold) any Northern Foods Shares, nor does any such person have any short position or any arrangement in relation to Northern Foods Shares.

In the interests of confidentiality, Greencore has not made any enquiries in this respect of certain parties who may be presumed by the UK Panel to be acting in concert with it for the purposes of the Merger. Any such additional interest(s) or dealing(s) will be discussed with the UK Panel and, if appropriate, will be disclosed to Northern Foods Shareholders in the Northern Foods Shareholder Document or announced if so requested by the UK Panel.

18.	Further details about the Merger and shareholder documentation

A copy of the draft terms of Merger, the Independent Expert’s Report and the relevant Directors’ Reports will be available in due course (subject to certain restrictions relating to persons resident in restricted jurisdictions) on Greencore's website at www.greencore.com and Northern Foods’ website at www.northernfoods.com and for inspection by shareholders and employees at Greencore’s and Northern Foods’ registered offices from  a date being not less than one month prior to the date of the Greencore Shareholders Meeting and/or the Northern Foods Shareholders Meeting (whichever is earlier) until the end of the later of the two meetings.   A copy of the draft terms of the Merger will also be delivered to the Registrar of Companies in the Republic of Ireland not less than one month before the date of the Greencore Shareholders Meeting and to the Registrar of Companies in the UK not less than two months before the date of the Northern Foods Shareholders Meeting.

The full terms and conditions of the Merger will be set out in the formal Merger documentation which will be dispatched to Northern Foods Shareholders and Greencore Shareholders in due course.  Northern Foods Shareholders and Greencore Shareholders are advised to read carefully the formal documentation in relation to the Merger once it has been dispatched.

In deciding whether or not to vote in favour of the Merger, Northern Foods Shareholders and Greencore Shareholders should rely on the information contained in the Northern Foods Shareholder

Document and the Greencore Shareholder Document that will be posted (or made available online) to them, respectively, as soon as reasonably practicable and, in the case of the Northern Foods Shareholder Document within 28 days of the date of this announcement (subject to the UK Panel agreeing a later date).

In connection with the admission of the New Greencore Shares to the premium segment of the Official List of the UKLA, Greencore intends to publish a prospectus in due course.  When published, the Prospectus will be made available on Greencore’s website.

Further Information

This summary should be read in conjunction with, and is subject to, the full text of the following announcement and the Appendices.  Appendix I sets out the conditions and certain further terms of the Merger;  Appendix II contains information on sources of information and bases of calculation used in this announcement; Appendix III details the irrevocable undertakings with respect to the Merger; and Appendix IV contains definitions of certain terms used in this announcement.  Please read the Merger documentation in its entirety before making a decision with respect to the Merger.

This announcement is not intended to, and does not constitute, or form any part of an offer to sell or an invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of an offer to purchase or subscribe for any securities pursuant to the Merger or otherwise.

This announcement does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Merger or otherwise, nor shall there be any purchase, sale or exchange of securities or such solicitation in any jurisdiction in which such offer sale or exchange would be unlawful prior to the registration or qualification under the laws of such jurisdiction.

This announcement does not constitute a prospectus or prospectus equivalent document.  Greencore Shareholders and Northern Foods Shareholders are advised to read carefully the formal documentation in relation to the Merger once it has been dispatched.

Apart from the responsibilities, if any, which may be imposed on Barclays Capital, UBS, IBI Corporate Finance, Investec or Goodbody Stockbrokers by the Financial Services and Markets Act 2000 or the regulatory regime established thereunder or the UK Code or Irish Takeover Rules, Barclays Capital, UBS, IBI Corporate Finance, Investec and Goodbody Stockbrokers do not accept any responsibility whatsoever for the contents of this document or for any statements made or purported to be made by them or on their behalf in connection with the Merger.  Barclays Capital, UBS, IBI Corporate Finance, Investec and Goodbody Stockbrokers accordingly disclaim all and any liability whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise have in respect of this document or any such statement.

Barclays Capital, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the matters described in this announcement or any transaction or arrangement referred to herein.

UBS is acting exclusively for Northern Foods and no one else in connection with the Merger and will not be responsible to anyone other than Northern Foods for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

IBI Corporate Finance, which is regulated in Ireland by the Central Bank of Ireland,  is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Investec is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Goodbody Stockbrokers is acting exclusively for Greencore and no one else in connection with the Merger and will not be responsible to anyone other than Greencore for providing the protections afforded to its clients or for providing advice in relation to the Merger or in relation to the contents of this announcement or any transaction or any other matters referred to herein.

Overseas Jurisdictions

This announcement has been prepared for the purposes of complying with Irish and English law and the UK Code and Irish Takeover Rules and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction outside of the Republic of Ireland and the United Kingdom.

The release, publication or distribution of this announcement in jurisdictions other than the Republic of Ireland and the United Kingdom may be restricted by law and therefore any persons who are subject to the laws or regulations of any jurisdiction other than the Republic of Ireland and the United Kingdom should inform themselves about, and observe, any applicable requirements.

Notice to U.S. Investors

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Greencore ordinary shares referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Greencore ordinary shares are intended to be made available within the United States in connection with the Merger  described herein pursuant to an exemption from the registration requirements of the Securities Act.

The Merger described herein relates to the securities of a non-U.S. company.  The Merger is subject to disclosure and procedural requirements of Ireland and the United Kingdom, which are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Greencore and Northern Foods are located in Ireland and the United Kingdom, respectively, and some or all of their officers and directors may be residents of Ireland, the United Kingdom or other non-U.S. countries. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

Cautionary Note Regarding Forward Looking Statements

This announcement includes forward-looking statements, such as Greencore's and Northern Foods’ beliefs and expectations regarding the proposed combination of the two businesses.  These statements are based on certain assumptions and reflect Greencore's and Northern Foods’ current expectations.  Forward-looking statements also include statements about Greencore's and Northern Foods’ beliefs and expectations related to the Merger, benefits that would be afforded to customers, benefits to the

Combined Group that are expected to be obtained as a result of the Merger, as well as the parties' ability to enhance shareholder value through, among other things, the delivery of expected synergies. There can be no assurance that the Merger will be consummated or that the anticipated benefits will be realised. The Merger is subject to various approvals and the fulfilment of certain conditions, and there can be no assurance that any such approvals will be obtained and/or such conditions will be met.  All forward-looking statements in this announcement are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. These risks and uncertainties include: the ability to achieve the cost savings and synergies contemplated through the Merger; the failure of Greencore and Northern Foods Shareholders to approve the Merger; the effect of regulatory conditions, if any, imposed by regulatory authorities; the reaction of Greencore's and Northern Foods’ customers, employees and suppliers to the Merger; the ability to promptly and effectively integrate the businesses of Greencore and Northern Foods; and the diversion of management time on Merger-related issues.  Additional factors that could cause actual results or events to differ materially from current expectations are discussed in Greencore's and Northern Foods’ respective materials filed with the securities regulatory authorities in the United Kingdom and in the Republic of Ireland (as the case may be) from time to time including Greencore's Annual Report and Accounts for the financial year ended 25 September 2009 and Northern Foods’ Annual Report and Accounts for the 53 week period ended 3 April 2010.  Any forward-looking statements made by or on behalf of Greencore and Northern Foods speak only as of the date they are made.  Greencore and Northern Foods each disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Past performance is no guarantee of future performance.

This announcement has been prepared without taking into account the investment objectives, financial situation or needs of any particular person.

Dealing Disclosure Requirements

Under Rule 8.3(a) of the UK Code, any person who, at the relevant time, is interested (directly or indirectly) in 1% or more of any class of "relevant securities" of Greencore or Northern Foods must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement that first identifies any other offeror (other than a cash offeror).  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of Greencore, Northern Foods and/or any other offeror (other than a cash offeror).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th Business Day following the announcement in which any other offeror (other than a cash offeror) is first identified.  Relevant persons who deal in the relevant securities of Greencore, Northern Foods and/or any other offeror (other than a cash offeror) prior to the deadline for making an Opening Position Disclosure must instead make a dealing disclosure (under Rule 8.3(b) of the UK Code).

Under the provisions of Rule 8.3(b) of the UK Code, if any person is, or becomes "interested" (directly or indirectly) in 1% or more of any class of "relevant securities" of Greencore or Northern Foods and/or any other offeror (other than a cash offeror), all "dealings" in any "relevant securities" of that company (including by means of an option in respect of or a derivative referenced to, any such "relevant securities") must be publicly disclosed by no later than 3:30 p.m., London Time, on the Business Day following the date of the relevant transaction.  This requirement will continue until the date on which the Merger becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the "merger period" otherwise ends.  If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an "interest" in "relevant securities" of Greencore or Northern Foods, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rules 8.1 and 8.2 of the UK Code, all "dealings" in "relevant securities" of Greencore and/or any other offeror (other than a cash offeror) by Northern Foods or of Northern Foods by Greencore and/or any other offeror (other than a cash offeror), or by any of their respective "associates", must be disclosed by no later than 12:00 noon, London Time, on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose "relevant securities" "dealings" should be disclosed, and the number of such securities in issue, can be found on the UK Panel's website at www.thetakeoverpanel.org.uk.

"Interests in securities" arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities.  In particular, a person will be treated as having an "interest" by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the UK Code, which can also be found on the UK Panel's website.  If you are in any doubt as to whether or not you are required to disclose a "dealing" under Rule 8, you should consult the UK Panel.

Publication on the Greencore and Northern Foods websites

A copy of the draft terms of Merger, the Independent Expert’s Report and the relevant Directors’ Reports, together with a copy of this announcement, will be available in due course for inspection free of charge, subject to restrictions relating to persons resident in certain jurisdictions, on Greencore's website at www.greencore.com and Northern Foods’ website at www.northernfoods.com.

Rule 2.10 Requirement

In accordance with Rule 2.10 of the UK Code, Northern Foods confirms that, as of the date of the announcement, it has in issue 468,662,510 ordinary shares of 25 pence each (excluding ordinary shares held in treasury).  The International Securities Identification Number ('ISIN') number of the ordinary shares is GB0006466089.

In accordance with Rule 2.10 of the Code, Greencore confirms that, as of the date of the announcement, it has in issue 207,756,857 ordinary shares of 63 cents each (excluding ordinary shares held in treasury) and one special share of 126 cents.  The ISIN number of the ordinary shares is IE0003864109.  The ISIN for the Greencore ordinary shares represented by American Depositary Receipts ("Greencore ADRs") is US3941811016.  Each Greencore ADR represents four Greencore ordinary shares.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE MERGER

1.	Conditions of the Merger

1.1
The Merger will be conditional upon the following conditions having been satisfied (or, where applicable, waived) and the Merger becoming effective by no later than 30 September 2011 (or such later date as Greencore and Northern Foods may agree, subject to the consent of the UK Panel):

(a)
Greencore Shareholders passing such resolutions at a Greencore Shareholders Meeting (or at any adjournment thereof) as are necessary to approve, implement and effect the Merger (as such resolutions may be set out in the Greencore Shareholder Circular, including a special resolution to approve the common draft terms of the Merger);

(b)
Northern Foods Shareholders having approved the common draft terms of the Merger by a majority in number representing not less than three-fourths in value of the Northern Foods ordinary shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Northern Foods Shareholder Meeting and at any separate class meeting which may be required by the UK High Court or at any adjournment of any such meeting;

(c)
Northern Foods Shareholders passing such resolutions at a Northern Foods General Meeting (or any adjournment thereof) as Northern Foods and Greencore agree are necessary to implement and effect the Merger;

(d)	the Irish High Court having issued a certificate evidencing its satisfaction that Greencore has complied with the pre-merger requirements under the Irish Cross-Border Mergers Regulations;

(e)	the UK High Court having issued a certificate evidencing its satisfaction that Northern Foods has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations; and

(f)	the Irish High Court making an order approving the completion of the Merger.

1.2
In addition, Greencore and Northern Foods have agreed that, subject to the provisions of paragraph 1.3 below, the Merger will be conditional upon the following conditions and, accordingly, the necessary actions to make the Merger effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

(a)
the UK Office of Fair Trading indicating, in terms reasonably satisfactory to Greencore and Northern Foods, that it is not the intention of the UK Office of Fair Trading to refer the proposed Merger or any matter arising therefrom or related thereto to the Competition Commission and the deadline for appealing the relevant decision to the Competition Appeal Tribunal having expired with no appeal having been lodged beforehand;

(b)	one of the following events having occurred:

(i)	the Irish Competition Authority informing the parties that it has determined under Section 21(2)(a) or Section 22(3)(a) of the Irish Competition Act that the Merger may be put into effect; or

(ii)
the period specified in Section 21(2) of the Irish Competition Act (as may be extended under Section 21(4) of the Irish Competition Act) having elapsed without the Irish Competition Authority having informed the parties of the determination (if any) which it has made under Section 21(2) of the Irish Competition Act in relation to the Merger; or

(iii)
the Irish Competition Authority informing the parties that it has determined under Section 22(3)(c) of the Irish Competition Act that the Merger may be put into effect subject to conditions specified by the Irish Competition Authority being complied with, and the conditions specified by the Irish Competition Authority being acceptable to Greencore and Northern Foods; or

(iv)
the period of four months after the appropriate date (as defined in Section 19(6) of the Irish Competition Act) having elapsed without the Irish Competition Authority having made a determination under Section 22 of the Irish Competition Act in relation to the Merger;

(c)
a prospectus being issued by Greencore and approved by the Irish Regulator or the UKLA, as the case may be, and, if necessary, the UKLA confirming receipt of a certificate from the Irish Regulator verifying that the Prospectus has been drawn up in accordance with the relevant provisions of the Prospectus Directive (Directive 2003/71/EC);

(d)	the UKLA having agreed to admit the New Greencore Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn;

(e)	the London Stock Exchange having agreed to admit the New Greencore Shares to trading on the main market for listed securities and such agreement not having been withdrawn;

(f)
in respect of either Greencore or Northern Foods, except as fairly disclosed in writing by one party to the other, or as publicly announced by such party prior to the date of this announcement, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Relevant Wider Group is a party, or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Merger or because of a change in the control or management of Greencore or Northern Foods or otherwise, could or might result in to an extent which is material in the context of the Relevant Wider Group as a whole:

(i)
any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or failing to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(iv)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member,

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Relevant Wider Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this condition where the same could or might be material in the context of the Relevant Wider Group as a whole;

(g)
no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)
make the Merger void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, restrain, frustrate, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Merger;

(ii)
require, prevent or materially delay the divestiture (or alter the terms of any proposed divestiture) by the Wider Greencore Group or the Wider Northern Foods Group of all or any substantial part of their respective businesses, assets or properties or impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the Relevant Wider Group;

(iii)	result in any member of the Wider Greencore Group or the Wider Northern Foods Group ceasing to be able to carry on their respective businesses under any name under which it is presently carried on;

(iv)
require any member of the Wider Greencore Group or of the Wider Northern Foods Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Greencore Group or any member of the Wider Northern Foods Group, other than as a result of the implementation of the Merger;

(v)
otherwise materially and adversely affect the business, assets, financial or trading position or profits of any member of the Wider Greencore Group or of the Wider Northern Foods Group to an extent which is material in the context of the Relevant Wider Group; or

(vi)
result in the refusal, withholding, suspension, withdrawal, cancellation, termination or modification in whole or in part of any licence, authority, permission or privilege held or enjoyed by any member of the Relevant Wider Group which is necessary for the proper carrying on of its business or the imposition of any conditions, restrictions or limitations upon such licence, authority, permission or privilege which would materially inhibit the exercise thereof, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Merger having expired, lapsed or been terminated;

(h)
all necessary filings having been made and all relevant waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated, in each case in respect of the Merger and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (authorisations) necessary in any jurisdiction for or in respect of the Merger having been obtained in terms and in a form reasonably satisfactory to Greencore and Northern Foods from all appropriate Third Parties or from any persons or bodies with whom any member of the Wider Greencore Group or the Wider Northern Foods Group has entered into contractual arrangements (in each case where the absence of such authorisation would have a material adverse effect on the Relevant Wider Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the Wider Greencore Group or the Wider Northern Foods Group to carry on its business (where such business is material in the context of the Relevant Wider Group taken as a whole) remaining in full force and effect and there having been no notice to revoke, suspend or not renew any of the same and all statutory or regulatory obligations in any jurisdiction having been complied with;

(i)	in respect of either Greencore or Northern Foods, except as fairly disclosed in writing by one party to the other or as publicly announced by such party prior to the date of this announcement, no member of its Relevant Wider Group having, since the date to which its most recent annual report and accounts were prepared:

(i)
save as between Greencore or Northern Foods, as applicable, and that company's wholly-owned subsidiaries and save for ordinary shares issued pursuant to the exercise of options granted, or on vesting of awards, under the relevant Share Schemes, issued, authorised or proposed the issue of additional shares of any class;

(ii)
save as between Greencore or Northern Foods, as applicable, and that company's wholly-owned subsidiaries and save for the grant of options or awards under the relevant Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
other than to another member of its Group or to the extent otherwise agreed by Greencore and Northern Foods, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)
save for intra-Group transactions, merged or demerged with any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vi)
issued, authorised or proposed the issue of any debentures or (save for intra-Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability;

(vii)
been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or having threatened to do so) payment of its debts generally or having ceased, or having threatened to cease carrying on all or a substantial part of its business;

(viii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(ix)
entered into, implemented, effected or authorised, proposed or announced its intention to implement, any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement in relation to itself or a member of its Relevant Wider Group otherwise than in the ordinary course of business;

(x)	entered into or changed the terms of any contract with any director or senior executive;

(xi)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Relevant Wider Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Relevant Wider Group taken as a whole;

(xii)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xiii)
entered into any contract, transaction or arrangement which would be restrictive on the business of any member of the Relevant Wider Group or the Relevant Wider Group other than to a nature and extent which is normal in the context of the business concerned;

(xiv)	waived or compromised any claim otherwise than in the ordinary course of business;

(xv)
entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xvi)	made or agreed or consented to any change to:

(1)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Relevant Wider Group for its directors, employees or their dependents;

(2)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(3)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(4)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made; or

(xvii)
proposed, agreed to provide or modified the terms of any Share Scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Relevant Wider Group, and, for the purposes of paragraphs (iii), (iv), (v) and (vi) of this condition, the term "Group" shall mean Greencore or Northern Foods, as applicable, and its wholly-owned subsidiaries;

(j)
in respect of either Greencore or Northern Foods, except as disclosed in its most recent annual report and accounts, as fairly disclosed in writing by one party to the other or as publicly announced prior to the date of this announcement, since the date to which the annual report and accounts were prepared:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Relevant Wider Group;

(ii)
no litigation, arbitration proceedings, mediation proceedings, prosecution or other legal proceedings to which any member of the other party’s Relevant Wider Group is or may become a party (whether as a claimant, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Relevant Wider Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Relevant Wider Group which in any such case might reasonably be expected materially to adversely affect any member of the Relevant Wider Group;

(iii)	no contingent or other liability having arisen or become apparent to the other party which would be likely materially to adversely affect any member of the Relevant Wider Group; and

(iv)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Relevant Wider Group which is necessary for the proper carrying on of its business;

(k)
in respect of either Greencore or Northern Foods, except as fairly disclosed in its most recent annual report and accounts, or as publicly announced in accordance with the Listing Rules, Disclosure and Transparency Rules prior to the date of this announcement, or as fairly disclosed in writing by one party to the other prior to the date of this announcement, Greencore or Northern Foods not having discovered in relation to the other party and/or its Relevant Wider Group:

(i)
that any financial, business or other information concerning the Relevant Wider Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Relevant Wider Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading, in each case which is material in the context of the Relevant Wider Group taken as a whole;

(ii)
that any member of the Relevant Wider Group or any partnership, company or other entity in which any member of the Relevant Wider Group has a significant economic interest and which is not a Subsidiary of Greencore or Northern Foods (as applicable) is subject to any liability (contingent or otherwise) which is material in the context of the Relevant Wider Group taken as a whole; or

(iii)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Relevant Wider Group and which is material in the context of the Relevant Wider Group taken as a whole;

(l)	Greencore or Northern Foods not having discovered that, in relation to the other party and/or its Relevant Wider Group:

(i)
any past or present member of the Wider Group has failed to comply with any and/or all applicable legislation or regulation, of any jurisdiction with regard to the use, storage, transport, treatment, handling, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would be likely to give rise to any liability (actual or contingent) on the part of any member of the Relevant Wider Group which is material in the context of the relevant Relevant Wider Group; or

(ii)
there is, or is likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Relevant Wider Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Relevant Wider Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction which is material in the context of the Relevant Wider Group.

1.3	Subject to the requirements of the UK Panel in accordance with the UK Code:

(a)
Greencore may only invoke the conditions set out in paragraphs 1.2(f) to (l) inclusive (other than paragraphs 1.2(g)(i) and (ii)) to the extent that the fact, matter or circumstance giving rise to the right to invoke such a condition relates to the Wider Northern Foods Group and Northern Foods may only invoke the conditions set out in paragraphs 1.2(f) to (l) inclusive to the extent that the fact, matter or circumstance giving rise to the right to invoke such a condition relates to the Wider Greencore Group;

(b)
Greencore and Northern Foods reserve the right jointly to waive, in whole or in part, the Conditions set out in paragraph 1.1(c) and 1.2 above, except for the Conditions set out in paragraphs 1.2(b) to 1.2(d) inclusive;

(c)	Greencore reserves the right to waive, in whole or in part, the Conditions set out in sub-paragraphs 1.2(f) to 1.2(l) (inclusive) (other than paragraphs 1.2(g)(i) and (ii)) of this Appendix, so far as they relate to Northern Foods, the Wider Northern Foods Group, or any member or part thereof; and

(d)
Northern Foods reserves the right to waive, in whole or in part, the Conditions set out in sub-paragraphs 1.2(f) to 1.2(l) (inclusive) (other than paragraphs 1.2(g)(i) and (ii)) of this Appendix, so far as they relate to Greencore, the Wider Greencore Group, or any member or part thereof.

Neither Greencore nor Northern Foods shall be under any obligation to waive or treat as satisfied any of the Conditions by a date earlier than the date on which the Conditions in sub-paragraphs 1.1(a) to 1.1(c) are satisfied or waived (as the case may be in respect of sub-paragraph 1.1(c)), whichever is later, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

1.4
If Greencore is required by the UK Panel to make an offer for Northern Foods Shares under the provisions of Rule 9 of the UK Code, Greencore and Northern Foods may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

1.5
Greencore and Northern Foods reserve the right to elect (with the consent of the UK Panel and/ or the Irish Panel, as the case may be) to implement the Merger by way of a takeover offer (as defined in Part 28 of the Companies Act 2006) and/or by way of a scheme of arrangement pursuant to Part 26 of the Companies Act 2006 and/or pursuant to section 201 of the Companies Act 1963 as they may determine in their absolute discretion.  In such event, such offer(s) or scheme of arrangement(s) will be implemented on the same terms, so far as applicable, as those which would apply to the Merger, subject to appropriate amendments to reflect the change in method of effecting the Merger, including in the case of any offer (without limitation and subject to the consent of the UK Panel and the Irish Panel, as the case may be) an acceptance condition set at 90% (or such lesser percentage, being more than 50%, as Greencore and Northern Foods may decide): (i) in nominal value of the shares to which such offer relates; (ii) of the voting rights attached to those shares; and (iii) of the voting rights normally exercisable at a General Meeting of Greencore and/or Northern Foods, as the case may be, including, for this purpose, any such voting rights attaching to the relevant shares that are unconditionally allotted or issued before any takeover offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

1.6
The Merger will lapse and will not become effective if, after the date of this announcement, it is referred to the Competition Commission before the Greencore Shareholders Meeting or the Northern Foods Shareholders Meeting, whichever is earlier (or, if the Merger is to be made by way of an Offer, as defined by the UK Code, before 3.00 p.m. on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later).

1.7
This Merger will be governed by Irish and English law and be subject to the jurisdiction of the Irish and English courts, to the Conditions set out below and in the formal Merger Document.  The Merger will comply with the applicable rules and regulations of the UK Financial Services Authority, the London Stock Exchange and the UK Code, and the Irish Financial Regulator and Irish Stock Exchange and the Irish Takeover Rules.

2.	Certain further terms of the Merger

2.1
Fractions of New Greencore Shares will not be allotted or issued to persons accepting the Merger.  Fractional entitlements to New Greencore Shares will be aggregated and sold in the market and the net proceeds of sale retained for the benefit of Essenta Foods. Northern Foods Shareholders holding one or two Northern Foods Shares will be subject to the arrangements described in paragraph 2.3 below.

2.2	The Merger shall be subject to any prohibition or condition imposed by law. In that regard:

(a)	persons who are not resident in the United Kingdom or the Republic of Ireland should inform themselves about and observe any applicable requirements;

(b)
without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder (or any person whom Greencore or Northern Foods reasonably believes to be an Overseas Shareholder), Greencore and/or Northern Foods is advised that the allotment and/or the issue of New Greencore Shares pursuant to the Merger would or might infringe the laws of any jurisdiction outside Ireland or the United Kingdom or would or might require Greencore and/or Northern Foods to obtain any governmental or other consent or effect any registration, filing or other formality with which Greencore and/or Northern Foods is unable to comply or compliance with which Greencore and/or Northern Foods regards as unduly onerous or, in either case, Greencore and/or Northern Foods considers that to determine the same is not possible or is a matter which Greencore and/or Northern Foods regards as unduly onerous or disproportionate given the number of Northern Foods Shareholders resident or domiciled in that jurisdiction, then Greencore and Northern Foods reserve the right to procure that immediately prior to the Merger Record Time, Northern Foods Shares which are held by any such Northern Foods Shareholders will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale shall (after the deduction of all expenses and commissions, but (for the avoidance of doubt) without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of such sale by the purchaser of such New Greencore Share) be paid to such Overseas Shareholder;

(c)
none of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale; and

(d)	Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods’ articles of association prior to the Merger Record Time to facilitate such arrangements.

2.3
Northern Foods Shares which are held by each Northern Foods Shareholder holding one or two Northern Foods Shares will be transferred to a nominee resident in the United Kingdom or Ireland for the benefit of such Northern Foods Shareholders (if any) so that, upon the Merger becoming effective, such nominee will receive New Greencore Shares on the basis of the Exchange Ratio and on terms that such New Greencore Shares shall be sold by such nominee on behalf of each such Northern Foods Shareholder at the best price which can reasonably be obtained at the time of sale and the gross proceeds of such sale shall be paid to such Northern Foods Shareholder (without any deduction for any costs or expenses of sale). None of Greencore, Northern Foods, any such nominee or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale. Northern Foods and Greencore anticipate that certain amendments will be proposed to Northern Foods’ articles of association prior to the Merger Record Time to facilitate such arrangements.

2.4
Copies of this announcement and documentation relating to the Merger will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or e-mail) of interstate or foreign commerce of, or of any facility of a national securities exchange of any jurisdiction prohibiting any such action.

2.5
The New Greencore Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Greencore Shares, with the right to receive and retain any final or interim dividend which may be declared in respect of a record date falling after the date of completion of the Merger.

2.6
If the Merger becomes effective, all of Northern Foods’ assets and liabilities will be transferred to Greencore and Northern Foods will be dissolved without going into liquidation.  In exchange for the transfer of these assets and liabilities, Northern Foods Shareholders will receive the New Greencore Shares on the basis of the Exchange Ratio.

APPENDIX II

Note 3 to
Rule 19.1

SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement

1.	Unless otherwise stated:

•	financial information relating to the Greencore Group has been extracted or derived (without any adjustment) from the Preliminary Statement of Results for the year ended 24 September 2010; and

•	financial information relating to the Northern Foods Group has been extracted or derived (without any adjustment) from the Consolidated Financial Statements for the 53 week period ended 3 April 2010.

2.
The combined sales figure of £1.7 billion is calculated by aggregating Northern Foods sales of £977.0 million for the 53 week period ended 3 April 2010 (extracted without material adjustment from Northern Foods’ Annual Report and consolidated financial statements in respect of that period) and Greencore continuing sales of £739.6 million for the financial year ended 24 September 2010 (being €856.0 million extracted without material adjustment from Greencore’s unaudited Preliminary Statement of Results for that period as translated at an exchange rate of €1.157 to £1, the average €/£ exchange rate for the period 26 September 2009 to 24 September 2010 used by Greencore in those results).

3.
The Exchange Ratio of 0.4479 of a New Greencore Share for every 1 Northern Foods Share has been calculated to provide, on the basis of the fully diluted share capitals of Northern Foods and Greencore (which have been determined in accordance with paragraphs 5 and 6 below), that the enlarged share capital of the Combined Group is attributable to Greencore Shareholders and Northern Foods Shareholders in approximately equal 50:50 proportions.

4.
As at the close of business on 16 November 2010, being the last business day prior to the date of this announcement, Northern Foods had in issue 468,662,510 Northern Foods Shares and Greencore had in issue 207,756,857 Greencore Shares (in each case, excluding shares held in treasury).  The International Securities Identification Number (ISIN) for Northern Foods Shares is GB0006466089 and for Greencore Shares is IE0003864109.  The ISIN for the Greencore Shares represented by American Depositary Receipts is US3941811016.

5.	The fully diluted share capital of Northern Foods (being 468,662,510 Northern Foods Shares) is calculated on the basis of:

•	the number of issued Northern Foods Shares referred to in paragraph 4 above;

•
any further Northern Foods Shares which may need to be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Northern Foods Share Schemes (based on an assessment of the likely vesting proportions of those options and awards), amounting in aggregate to 1,609,481 Northern Foods Shares; and

•	shares currently held in Northern Foods’ employee trust, amounting in aggregate to 3,719,242 shares, being used to offset the 1,609,481 Northern Foods Shares which may be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Northern Foods Share Schemes.

6.	The fully diluted share capital of Greencore (being 209,930,532 Greencore Shares) is calculated on the basis of:

•	the number of issued Greencore Shares referred to in paragraph 4 above;

•
any further Greencore Shares which may need to be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Greencore Share Schemes (based on an assessment of the likely vesting proportions of those options and awards), amounting in aggregate to 4,074,398 Greencore Shares; and

•
shares currently held in Greencore’s employee trust, amounting in aggregate to 1,900,723 shares, being used to offset the 4,074,398 Greencore Shares which may be issued on or after the date of this announcement on the exercise of options or vesting of awards under the Greencore Share Schemes.

7.
The evaluation of cost synergies has been jointly undertaken by a group of senior management and select operational management from both Greencore and Northern Foods.  Their cost saving assumptions are based on a detailed, bottom-up evaluation of the benefits available from elimination of duplicate activities, the leverage of combined scale economies and operational efficiencies arising from consolidation of procurement and activities within manufacturing facilities.  In determining the estimate of cost savings achievable through the combination of Greencore and Northern Foods, no savings relating to operations have been included where no overlap exists.  In evaluating the annual cost synergies that the Boards of Northern Foods and Greencore believe the Combined Group will be able to achieve, any additional cost savings that may be made from the removal of overhead costs from the standalone Northern Foods cost base as a result of Northern Foods’ previously announced restructuring have been disregarded.

APPENDIX III

SCHEDULE OF IRREVOCABLE UNDERTAKINGS AND LETTERS OF INTENT

Greencore

Name of Greencore Director	Number of Greencore Shares	Percentage of Greencore issued share capital
Ned Sullivan	22,365	0.01%
Patrick Coveney	404,500	0.19%
Geoff Doherty	37,000	0.02%
Anthony Hynes	59,528	0.03%
Di Walker	57,682	0.03%
Patrick McCann	42,000	0.02%
Gary Kennedy	17,701	0.01%
David Simons	50,000	0.02%
David Sugden	17,500	0.01%
Total	708,276	0.34%

Name of Greencore Shareholder	Number of Greencore Shares	Percentage of Greencore issued share capital
Polaris Capital Management LLC	28,697,955	13.81%
Letko Brosseau & Associates Inc	23,388,508	11.26%
Artemis Investment Management LLP	10,833,369	5.21%
Total	62,919,832	30.29%

Northern Foods

Name of Northern Foods Director	Number of Northern Foods Shares	Percentage of Northern Foods issued share capital
Stefan Barden	2,237,917	0.48%
Anthony Hobson	30,000	0.01%
Orna Ni-Chionna	25,000	0.01%
David Nish	10,000	0.00%
Total	2,302,917	0.49%

Name of Northern Foods Shareholder	Number of Northern Foods Shares	Percentage of Northern Foods issued share capital
GAM International Management Ltd	32,362,984	6.91%
Odey Asset Management LLP	22,965,284	4.90%
Total	55,328,268	11.81%

APPENDIX IV

DEFINITIONS

Admission	means the admission of the New Greencore Shares to listing on the premium segment of the official list of the UKLA and to trading on the London Stock Exchange’s main market for listed securities;

Admission and Disclosure Standards of the London Stock Exchange	means the London Stock Exchange’s Admission and Disclosure Standards for securities admitted or seeking to be admitted to trading, as amended from time to time;

Alternative Transaction
means, in relation to either of Northern Foods or Greencore, any offer, scheme of arrangement, merger or other business combination, or similar transaction which is proposed by a third party which is not acting in concert with the other party, including any revisions thereof, and the purpose of which is to enable that third party (or any other person) to acquire, directly or indirectly (including through a subscription for new shares), all or a significant proportion (being 30% or more when aggregated with the shares already held by the third party and anybody acting in concert with that third party) of the share capital of that party or any arrangement or transaction classified as a class one transaction under the UK Listing Rules or any other similar arrangement or similar transaction or series of the same which is materially inconsistent with the implementation of the Merger;

Barclays Capital	means Barclays Capital, the investment banking division of Barclays Bank PLC;

Business Day	means any day (other than a Saturday or Sunday) on which banks generally are open for business in London (other than solely for settlement and trading in euro);

Combined Group	means the combined Wider Northern Foods Group and Wider Greencore Group;

Companies Act 1963	means the Irish Companies Act 1963, as amended;

Companies Act 2006	means the UK Companies Act 2006, as amended;

Competition Appeal Tribunal	means the judicial body known as the Competition Appeal Tribunal as established under section 12 and schedule 2 of the Enterprise Act 2002;

Competition Commission	means the body corporate known as the Competition Commission as established under section 45 of the Competition Act 1998, as amended;

Conditions	means the conditions to the Merger set out in Appendix I of this announcement;

Directors’ Report
in the case of Greencore and Northern Foods, means the report being prepared by the relevant company’s board of directors in accordance with the provisions of the applicable Cross-Border Mergers Regulations, a copy of which will be made available at that company’s registered offices for inspection by its shareholders for a period of at least a month prior to the date of the Greencore Shareholders Meeting and Northern Foods Shareholders Meeting (whichever is earlier);

Disclosure and Transparency Rules	means the disclosure and transparency rules and obligations made by the UKLA;

European Cross-Border Mergers Directive	means the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC);

Exchange Ratio	means the proposed exchange ratio of 0.4479 of a New Greencore Share for every Northern Foods Share in connection with the Merger;

Existing Greencore Shares	means Greencore Shares excluding any New Greencore Shares;

Essenta Foods	means Greencore, to be renamed Essenta Foods plc following completion of the Merger;

Financial Services Authority	means the UK Financial Services Authority;

FTSE	means the FTSE Group, a provider of stock market indices for the London Stock Exchange;
FTSE UK Index Series
means the series of indices which may be open, according to various criteria published by FTSE, to companies whose shares are admitted to the premium segment of the Official List and to trading on the main market of the London Stock Exchange;

Greencore	means Greencore Group plc;

Greencore Board or Greencore Board of Directors	means the board of directors of Greencore;

Greencore Shareholders Meeting	means the extraordinary general meeting of Greencore Shareholders to be convened to approve the Merger;

Greencore Shareholders	means the holders of Greencore Shares from time to time;

Greencore Shareholder Document
means the Greencore circular to be sent (or made available online) to Greencore Shareholders in connection with the proposed Merger which will include, inter alia, the draft terms of Merger and Greencore Directors’ Report;

Greencore Shares	means ordinary shares in the capital of Greencore (including, where the context requires, the New Greencore Shares);

Greencore Share Schemes
any of: (a) the Greencore Executive Share Option Scheme; (b) the Greencore Approved Sharesave Scheme; (c) the Greencore UK Share Save Scheme 2001; (d) the Greencore Performance Share Plan 2005; and (e) the Greencore Deferred Bonus Plan 2007;

Implementation Agreement	means the implementation agreement entered into between Greencore and Northern Foods today, details of which are set out in the announcement above;

Independent Expert’s Report
means the report to be prepared by the independent expert or experts appointed in accordance with the provisions of the Irish Cross-Border Mergers Regulations and the UK Cross-Border Mergers Regulations, copies of which will be made available at the registered offices of Greencore and Northern Foods for inspection by the respective company’s shareholders for a period of at least a month prior to the date of the Greencore Shareholders Meeting and Northern Foods Shareholders Meeting (whichever is earlier);

Irish Competition Act	means the Irish Competition Act 2002 (as amended);

Irish Competition Authority	means the Competition Authority, being the competition law regulatory body in Ireland;

Irish High Court	means the High Court in the Republic of Ireland;

Irish High Court Meeting	means the meeting of the Irish High Court to approve the Merger under the Irish Cross-Border Mergers Regulations;

Irish Cross-Border Mergers Regulations	means the European Communities (Cross-Border Mergers) Regulations 2008 (S.I. No. 157/2008) which implements the European Cross-Border Mergers Directive within the Republic of Ireland;

Irish Financial Regulator	means the Central Bank of Ireland;

Irish Panel	means the Irish Takeover Panel;

Irish Stock Exchange	means the Irish Stock Exchange Limited and its successor(s);

Irish Takeover Rules
means the rules made by the Irish Takeover Panel under the powers granted to it by the Irish Takeover Panel Act 1997 and by the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006, as amended from time to time;

Listing Rules	means the listing rules and regulations made by the UKLA under the Financial Services and Markets Act 2000, as amended from time to time;

London Stock Exchange	means the London Stock Exchange plc or its successor(s);

Merger
means the merger of Greencore and Northern Foods to be effected by way of a “merger by acquisition” pursuant to the provisions of the Irish Cross-Border Mergers Regulations and a “merger by absorption” pursuant to the provisions of the UK Cross-Border Mergers Regulations;

Merger Record Time	means 6.00 p.m. on the Business Day before the date of completion of the Merger

Northern Foods	means Northern Foods plc;

Northern Foods Board or Northern Foods Board of Directors	means the board of directors of Northern Foods;

Northern Foods Directors or Directors of Northern Foods	means the directors of Northern Foods, and “Northern Foods Director” means any one of them;

Northern Foods General Meeting
means the general meeting of Northern Foods Shareholders held to approve any matters which are necessary or desirable to implement and effect the Merger and which have not been approved at the Northern Foods Shareholders Meeting;

Northern Foods Shareholder Document	means the document to be sent to Northern Foods Shareholders in connection with the proposed Merger which will include, inter alia, the draft terms of Merger and Northern Foods Directors’ Report;

Northern Foods Shareholders	means the holders of Northern Foods Shares from time to time;

Northern Foods Shareholders Meeting	means the meeting of Northern Foods Shareholders to be convened by the UK High Court pursuant to the UK Cross-Border Mergers Regulations;

Northern Foods Shares	means ordinary shares in the capital of Northern Foods;

Northern Foods Share Schemes
any of (a) the Northern Foods Savings-Related Share Option Scheme 2007; (b) the Irish Savings-Related Share Option Scheme  2007; (c) the Northern Foods Long Term Incentive Plan 1997; (d) the Northern Foods Share Option Plan 2004; (e) the Northern Foods Performance Share Plan 2007; (f) the Share Award Agreement 2007; and (g) the Share Award Agreement 2009;

New Greencore Shares	means the new Greencore Shares to be issued to Northern Foods Shareholders pursuant to the terms of the Merger;

Office of Fair Trading	means the UK Office of Fair Trading;

Official List	means the official list maintained by the UKLA;

Overseas Shareholder
means a holder of Northern Foods Shares who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom or holding on behalf of a person who is a citizen, resident or national of any jurisdiction outside the Republic of Ireland or the United Kingdom;

Prospectus
means the Greencore prospectus which is being prepared in connection with the application which is being made for the New Greencore Shares to be admitted to the Official List and to trading on the London Stock Exchange's market for listed securities;

Relevant Wider Group	means the Wider Greencore Group or the Wider Northern Foods Group, as the context requires;

Share Schemes	means the Greencore Share Schemes and the Northern Foods Share Schemes;

Subsidiary
(a)   in relation to Greencore, has the same meaning as in section 155 of the Companies Act 1963; and

(b)   in relation to Northern Foods, has the same meaning as in section 1159(1) of the Companies Act 2006;

Subsidiary Undertaking
(a)   in relation to Greencore, has the same meaning as in Regulation 4 of the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland; and

(b)   in relation to Northern Foods, has the same meaning as in section 1162 of the Companies Act 2006;

UBS	means UBS Limited, a company incorporated in England and Wales with registered number 2035362;

UK Code	means the UK's City Code on Takeovers and Mergers;

UK High Court	means the High Court of Justice in England and Wales;

UK Cross-Border Mergers Regulations	means the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) which implement the European Cross-Border Mergers Directive within the United Kingdom;

UKLA	means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

UK Panel	means the UK's Panel on Takeovers and Mergers;

Wider Greencore Group	means Greencore and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Greencore and such undertakings (aggregating their interests) have a significant interest;

Wider Northern Foods Group
means Northern Foods and its Subsidiary Undertakings, associated undertakings and any other undertakings in which Northern Foods and such undertakings (aggregating their interests) have a significant interest.